SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 4, 2008

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

          240.14d-2(b))

[     ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

         240.13e-4(c))

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Item 7.01       Regulation FD Disclosure

The following information is provided in response to inquiries by investors about exposure to monoline insurance companies (i.e., bond insurers (“Monolines”)) and mortgage insurance companies (“Mortgage Insurers”). The following is an overview of Principal Life Insurance Company’s (“PLIC”) exposure to Monolines and Mortgage Insurers as of December 31, 2007. All values are based on GAAP carrying values, except where noted.

PLIC had $996.5 million of exposure to Monolines and Mortgage Insurers. Of the $996.5 million in total exposure, Monolines and Mortgage Insurers provided guarantees (“Wrapped Guarantees”) on $774.1 million of underlying municipal bonds, corporate credit, or asset backed securities (“ABS”). Of the $774.1 million, 44% was municipal bonds (99% of which was rated investment grade), 40% was investment grade bank perpetual preferreds, 9% was ABS backed by investment grade subprime first lien mortgages, and 7% was investment grade corporate bonds. PLIC owned securities issued by Monoline and Mortgage Insurers ("Direct Exposure") totaling $222.4 million. The following table provides detail of PLIC’s exposure in millions as of December 31, 2007:

Monoline or Mortgage Insurer	Direct Exposure	Wrapped Guarantees	Total
MBIA	$0.4	$375.1	$375.5
AMBAC	30.1	204.0	234.1
FGIC	50.5	143.2	193.7
XL Capital	82.9	0.0	82.9
Dexia	1.0	48.5	49.5
Radian	20.4	3.3	23.7
PMI Group	20.7	0.0	20.7
Assured Guaranty LTD	8.8	0.0	8.8
RAM Holdings	5.3	0.0	5.3
Channel Reinsurance LTD	2.3	0.0	2.3
Total	$222.4	$774.1	$996.5

During the month of February, 2008, PLIC's exposure to FGIC on an amortized basis (as opposed to GAAP carrying value) decreased. Based on amortized cost, our Direct Exposure and Wrapped Guarantee exposure as of February 29, 2008 was $17.3 million and $142.7 million, respectively, for a total exposure of $160 million, compared to our Direct Exposure and Wrapped Guarantee exposure to FGIC at December 31, 2007 of $55.6 million and $143.1 million, respectively, for a total exposure of $198.7 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Thomas J. Graf
Name:	Thomas J. Graf
Title:	Senior Vice President – Investor Relations

Date:	March 4, 2008